Exhibit 10.4

December 25, 2023

Dear Dr. Yehuda Eliya,

Extension of Appointment as a Member of The Board of Directors

The company’s management has decided to extend your appointment as an external member of the board for an additional year (until December 31, 2024). The same terms and conditions as set forth in the Service Agreement by and between the Company and you, dated May 20, 2022, will apply.

If the terms and conditions of service agreements by and between the company and the members of the board will be changed, those terms and conditions will apply to you as well.

Sincerely yours,

/s/ Guy Ofir	/s/ Shlomo Pilo
Guy Ofir, CFO & Director	Shlomo Pilo, CEO & Director